Exhibit (d)(h)(10)

AMENDMENT NO. 4 TO

PORTFOLIO MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 22nd day of June, 2016 (the “Amendment”) is made to the Portfolio Management Agreement (the “Agreement”) made the 29th day of September 2006, as amended, by and among BlackRock Investment Management, LLC, a Delaware limited liability company (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Portfolio Manager and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1. The first sentence of Section 1, titled Appointment, is hereby deleted and replaced with the following:

“The Trust and the Investment Adviser hereby appoint Subadviser to act as subadviser to provide certain investment advisory services to the fund(s) of the Trust, and/or a designated portion of the fund(s) (“Segment”) if applicable, as listed on Exhibit A attached hereto (individually, a “Fund” and together, the “Funds”) for the periods and on the terms set forth in this Agreement.”

2. The following shall be added to the end of the 1st paragraph in Section 2, titled Portfolio Manager Duties:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Portfolio Manager shall review any trades executed by a respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Portfolio Manager is also authorized, on behalf of a Portfolio, to (i) enter into brokerage agreements and other agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The

Portfolio Manager is authorized to effect cross transactions between a Portfolio and other accounts managed by the Portfolio Manager and its affiliates in accordance with Trust Procedures.”

3. The sentence in subsection 2(a)(1) is hereby deleted and replaced with the following:

“the applicable provisions of the 1940 Act, the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Investment Adviser (as provided to the Portfolio Manager by the Investment Adviser), or to the Portfolio Manager), including performing its obligations under this Agreement as a fiduciary to each Portfolio and its shareholders;”

4. Subsection 2(a)(9) is hereby deleted and replaced with the following:

“to the extent that the Subadviser engages in transactions that require segregation of assets or other arrangements pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Subadviser shall designate to the Trust’s custodian, who shall be identified by the Investment Adviser in writing: (i) those assets to be segregated in accordance with the 1940 Act, if necessary, consistent with Trust Procedures, based upon trading strategies and positions the Subadviser employs on behalf of a Fund; (ii) to segregate assets, if necessary, in accordance with the Securities Exchange Act of 1934, as amended (the “1934 Act”); and (iii) to meet any other requirements of broker/dealers who may execute transactions for the Fund in connection therewith.”

5. The following is added as subsections 2(a)(10) and 2(a)(11) respectively:

“(10) applicable rules and regulations under the 1934 Act and regulatory guidance, releases and interpretations related thereto; (11) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Portfolio Manager by the Investment Adviser), or to the Portfolio Manager)”

6. Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” from the beginning of the 3rd line and replacing it with the following:

“Section 1297 of the Code”

7. The following is added to the end of the last sentence of subsection 2(b):

“, provided that the Investment Adviser acknowledges that any information provided by Portfolio Manager regarding BDC positions shall be based solely upon the methodology that Portfolio Manager reasonably believes can be used to identify BDCs and upon which Portfolio Manager relies for identifying BDC positions for Portfolio Manager’s proprietary funds, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

8. The following is added to the end of subsection 2(e):

“Accordingly, if Portfolio Manager transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Portfolio Manager shall be responsible for any resulting loss incurred by the Trust unless such loss was a direct result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

9. Subsection 2(f) is hereby deleted and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund for the determination or confirmation of the value solely based on and pursuant to Portfolio Manager’s fair valuation policies and procedures of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager; provided that such reasonable assistance shall only apply to any holding or assets in the Portfolio which Portfolio Manager manages for the Investment Adviser. Portfolio Manager shall provide the following reasonable assistance:

i.

in the event that Portfolio Manager has fair valued an asset or security of the Portfolio for an event that occurred at or prior to close of NYSE trading hours, solely based on and pursuant to Portfolio Manager’s fair valuation procedures (a “Fair Valuation Event”), by 7 PM Eastern Time, Portfolio Manager shall provide notice to the Investment Adviser, verify pricing and provide recommendations for fair valuation for such asset or security (such pricing and recommendation to be based solely on and pursuant to Portfolio Manager’s fair valuation procedures) by 7 PM Eastern Time on the same day that the Fair Valuation Event occurs. In the event that a Fair Valuation Event is under consideration by the Portfolio Manager’s valuation committee but it appears that a fair valuation decision (if any) will not be determined prior to 7 PM Eastern Time, Portfolio Manager will use its best efforts to inform Investment Adviser that such holding is still being considered for possible fair valuation. In the event of a Fair Valuation Event for which Portfolio Manager makes a fair value determination after 7 PM Eastern Time, Portfolio Manager shall notify Investment Adviser of, or verify pricing or provide recommendations for such asset or security (such pricing and recommendation to be based solely on and pursuant to Portfolio Manager’s fair valuation procedures) as soon as reasonably practicable that same day.

ii.

For the avoidance of doubt, a Fair Valuation Event shall not be deemed to include the following, and Portfolio Manager shall have no responsibility to advise Investment Adviser, but shall provide information and support to Investment Adviser upon reasonable request for or relating to (a) securities or assets where current day pricing from the Fund’s market data source(s) is unexpectedly not available, (b) securities or assets where the Fund’s market data vendor(s) has raised reliability issues, (c) securities or assets that have been suspended, halted or delisted by their relevant exchange, (d) securities or assets that have resumed trading after a suspension, halt or delisting, (e) securities or assets that miss a scheduled payment such as bond coupons or dividends, (f) securities or assets for which a relevant notice (class action, corporate action, or similar notices subject to delivery) has been delivered to the Fund, Investment Adviser, custodian or recordkeeping agent, (g) international equities whose closing prices are determined before 4pm Eastern Time, and for which the potential impact of U.S. markets generally is reasonably reflected in the valuation determined by a systematic fair value vendor (e.g., IDC or ITG), (h) securities or assets obtained via a corporate action where the relevant terms of the corporate action are publicly available (e.g., rights issues, warrants issues, new shares, receipts, etc.) and (i) exceptions from pricing controls performed by the Investment Adviser, custodian or recordkeeping agent;

iii.

designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.	upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v.

maintaining adequate records and written backup information with respect to the communications between the parties for the valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Portfolio Manager shall have written policies and procedures that address the above requirements and timelines. The Fund and the Investment Adviser acknowledge and agree that the Fund, on behalf of each Fund, remains responsible for valuing Fund assets and that the Portfolio Manager shall not serve as a Fund’s pricing or valuation agent. However, the Portfolio Manager acknowledges that it is obligated to provide reasonable assistance to the Investment Adviser in connection with this Section 2(f). Subject to the last paragraph of this Section 2(f), if the Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in Section 2(f) of this Agreement that directly results in the Fund experiencing a “material pricing error” (as defined in the Funds’ Pricing Error Policy as of the date of this Agreement to be $.01 per share), Portfolio Manager shall be, pursuant to the terms of Sections 13 and 14 of this Agreement, responsible for the Fund’s financial impact which is incurred as a direct result of a late reported (or non-reported) Fair Valuation Event. The Investment Adviser acknowledges and agrees that (a) the valuation information provided by Portfolio Manager is for informational purposes only, (b) in no event will Portfolio Manager be responsible or liable for Investment Adviser’s or the Fund’s use or non-use of the information provided by Portfolio Manager, and Portfolio Manager makes no warranties, express or implied, regarding the accuracy or completeness of such information, and (c) Investment Adviser will use its best efforts to mitigate any loss to the Fund to the extent Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f).

Portfolio Manager shall not be responsible for any obligations in this Section 2(f) or have any liability for delays or failures or non-performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, riots, acts of war, acts of terrorism (including cyber terrorism), systems failures, epidemics, changes in applicable law or regulations, fire, earthquakes, or other disasters.

10. The following is added to subsection 2(g) to the first and second sentence after “the Advisers Act”:

“, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA)”

11. The following is added to the end of subsection 2(i):

“Notwithstanding anything herein to the contrary, the Portfolio Manager shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including name or title of a person.”

12. The first sentence in subsection 2(m) is hereby modified to add the following after “as expressly authorized in this Agreement…”:

“, disclosures to an affiliate subject to comparable confidentiality obligations,”

13. The following is added to the end of the last sentence of subsection 2(u):

“, including (but not limited to) certifications of compliance with Trust Procedures, the Registration Statement, and applicable securities regulations.”

14. Subsection 2(x) is hereby deleted and replaced with the:

“will, upon reasonable request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Portfolio. The Portfolio Manager will as soon as reasonably practicable forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.”

15. The following is added as new subsection 2(z):

“will promptly notify Investment Adviser if Portfolio Manager plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Portfolio. Portfolio Manager agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Portfolio Manager agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Portfolio Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

16. The following is added as new subsection 2(aa):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Portfolio Manager will make available to the Trust and the Investment Adviser information regarding the Portfolio Manager’s BCP, including a plan summary as well as the results of any recent testing.”

17. The following is added as new subsection 2(bb):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Portfolio Manager does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Portfolio Manager will obtain a Form W-9 and make such form available as needed. For foreign brokers, the Portfolio Manager agrees it will use reasonable efforts to refrain from executing Portfolio trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required.”

18. The following is added as new subsection 2(cc):

“will take no actions that would cause a Portfolio to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h). With respect to Section 817(h) investor control provisions, the Portfolio Manager will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Portfolio Manager regarding the selection, quality, or rate of return of any specific investment or group of investments held by the Portfolio. In addition, the Portfolio Manager will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for the Portfolio. The Portfolio Manager represents and warrants that no current or future portfolio manager for the Portfolio is or will be a Contract Holder and that the Portfolio Manager has processes in place to prevent a portfolio manager for the Portfolio from being a Contract Holder.”

19. In Section 4, titled Expenses, the following is added to the end of the second sentence:

“; provided, however that Investment Adviser shall provide written support for such cost at Portfolio Manager’s request for any event exceeding Ten Thousand Dollars ($10,000).”

20. Section 9, titled Books and Records, is hereby deleted and replaced with the following:

“In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Subadviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Subadviser is required to maintain such records under applicable law, although the Subadviser may, at its own expense, make and retain a copy of such records.”

21. In Section 14, titled Indemnification, the following is inserted to both paragraphs (a) and (b) after “(other than a PL Indemnified Person)” and before “provided however, that” in subsection (iii):

“, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law”

22. The following is added to the end of Section 17, titled Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

23. In Section 19(a), titled Miscellaneous, all references to “California” are hereby replaced with “Delaware.”

24. The following is added to the end of Section 20, titled Confidentiality:

“To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party.”

25. The following is added as new Section 21, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Portfolio Manager reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Portfolio for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Portfolio, to then register and operate as a commodity pool operator on behalf of the Portfolio, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Portfolio, operate such Portfolio under an exclusion or exemption from registration with the CFTC.”

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By: /s/ Carleton J Muench	By: /s/ Laurene E. MacElwee
Name: Carleton J. Muench	Name: Laurene E. MacElwee
Title: VP & Investment Oversight	Title: VP & Assistant Secretary

BLACKROCK INVESTMENT MANAGEMENT, LLC

By: /s/ James Mullery
Name: James Mullery
Title: Managing Director

PACIFIC SELECT FUND

By: /s/ Carleton J Muench	By: /s/ Laurene E. MacElwee
Name: Carleton J. Muench	Name: Laurene E. MacElwee
Title: Vice President	Title: VP & Assistant Secretary